UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2016

VALERITAS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-198807	46-5648907
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

750 Route 202 South, Suite 600

Bridgewater, NJ 08807

(Address of principal executive offices, including zip code)

+1-908-927-9920

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01.	Other Events

On May 27, 2016, Valeritas Holdings, Inc. (the “Company”) issued a press release announcing the results of five retrospective analyses of the clinical and cost benefits of the Company’s lead product, the V-Go® Disposable Insulin Delivery device. The data were also disclosed in the five posters described below that were presented on May 27 and 28, 2016 at the Annual Scientific and Clinical Conference of the American Association of Clinical Endocrinologists, held in Orlando, Florida. A copy of the press release that discusses these matters is filed as Exhibit 99.1 to, and incorporated by reference in, this report.

The poster titled “Comparison of Two Methods for Intensified Insulin Delivery in Patients with Type 2 Diabetes Inadequately Controlled on Basal Insulin, Rosemarie Lajara, MD, et al.” described the results of a study in which 116 patients were evaluated at 12 and 27 weeks after intensified-insulin therapy initiation. The study shows that insulin delivery with V-Go provided a significantly greater reduction in A1C, required less insulin and proved more cost effective when compared to administering intensified-insulin therapy initiation with multiple-daily injections.

The poster titled “Decreased Frequency of Hypoglycemia and Improved Glycemic Control in Patients with T2DM Pre- and Post-Initiation of a Disposable Insulin Delivery Device, Rebecca Ray, MSN, APRN, FNP-C” described the results of a review of electronic medical records of ten patients to assess the occurrence of hypoglycemia, change in body weight and BMI and glycemic control. All patients had initiated V-Go therapy and had at least two follow-up visits after initiation. These results demonstrate significant reductions in A1C over six months using V-Go without increasing the risk of hypoglycemia and weight gain commonly associated with improved glycemic control with insulin therapy. The frequency of hyperglycemia was nearly eliminated while using less total daily insulin with V-Go.

The poster titled “Regular Insulin Administered with the V-Go® Disposable Insulin Delivery Device in a Clinical Diabetes Settion: A Retrospective Analysis of Efficacy and Cost, David Sutton, MD, et al.” described the results of a retrospective analysis that was conducted utilizing the electronic medical records database at a large endocrine specialty center. Inclusion criteria required a baseline A1C value, administration of rapid-acting insulin (“RHI”) with V-Go and a minimum of one follow-up office visit with a post-V-Go-initiation A1C value. Exclusion criteria included patients having used U-500 regular insulin or an insulin pump device at any time six months prior to and during V-Go use. An economic analysis was conducted to assess the direct pharmacy cost impact. Using RHI in V-Go resulted in improved glycemic control and a decrease in the associated cost of insulin therapy for the patient.

The poster titled “Evaluating The Impact on Diabetes Control with V-Go® for Patients within a High Risk Population – A Retrospective Cohort Analysis from a Large Endocrine and Specialized Diabetes System, David Sutton, MD, et al.” described the results of a review of an electronic medical records database from a large endocrine system. Patient data from August 1, 2012 to March 1, 2016 was collected. Results suggest that patients with poorly controlled diabetes that switched to V-Go experienced improved glycemic control and achieved significant reductions in A1C levels with less total daily insulin.

The poster titled “Optimizing Insulin Therapy in Older Adults in the Long-Term Care Setting: An Efficacy and Safety Comparator Analysis, Alan Boonin, MD, et al.” described the results of a retrospective chart review of two groups of four patients with insulin-dependent diabetes within one nursing home. Insulin therapy utilizing V-Go, when compared to standard of care insulin therapies in patients with diabetes demonstrated favorable changes in overall glycemic control, increased time in range and decreased glucose fluctuations. V-Go appears to be an appropriate therapy for older adults in long-term care facilities relative to existing modes of insulin administration, such as needle, syringes and pen devices.

Item 9.01.	Exhibits

(d) Exhibits

99.1	Press release issued by the Company on May 27, 2016 regarding the results of five retrospective analyses of the clinical and cost benefits of the company’s lead product and the presentation of such data.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALERITAS HOLDINGS, INC.

Date: May 31, 2016	By:	/s/ John Timberlake
Name: John Timberlake
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company on May 27, 2016 regarding the results of five retrospective analyses of the clinical and cost benefits of the company’s lead product and the presentation of such data.